Exhibit 99.1

Windtree Therapeutics Reports First Quarter 2025
Financial Results and Provides Key Business Updates

WARRINGTON, PA – May 16, 2025 – Windtree Therapeutics, Inc. (“Windtree” or “the Company”) (NasdaqCM: WINT), a biotechnology company focused on becoming a revenue generating company and advancing early and late-stage innovative therapies for critical conditions, today reported financial results for the first quarter ended March 31, 2025 and provided key business updates.

“The first quarter of 2025 was marked with significant progress. We announced our new corporate strategy to become a revenue generating company by seeking to identify and acquire revenue-generating FDA-approved assets while advancing our cardiology and oncology pipeline,” said Jed Latkin, Chief Executive Officer of Windtree. Mr. Latkin continued, “We believe that this strategy has the potential to transform Windtree into both a commercial and development stage company that generates revenue, helps patients and enhances our attractiveness to shareholders. The Company entered into an initial strategic transaction for a right to buy a revenue-generating multifamily residential property. Leveraging off our firm partnership in China we are helping a rapidly growing biopharmaceutical company lower their costs of production by almost 65%. We anticipate the partnership should start generating revenues by the end of 2026. We continue to develop our pipeline, including the ongoing enrollment of subjects in the istaroxime cardiogenic shock SCAI Stage C study. We plan an interim analysis of the first 20 subjects in Q3 2025. This study, when completed, is intended to advance the program to Phase 3 in cardiogenic shock, a condition with significant mortality and morbidity. Drug innovation in cardiogenic shock is desired, and we believe that istaroxime has the potential to provide unique benefits over other currently available drugs. We look forward to continued communication with our shareholders on our progress on all our initiatives.”

Key Business Updates

●	Announced a late-breaking clinical science abstract presentation on istaroxime at the Technology and Heart Failure Therapeutics Conference.

●	Entered into a license and supply agreement to become the sourcing partner for Evofem Biosciences, Inc. (OTCQB: EVFM) for PHEXXI® (lactic acid, citric acid and potassium bitartrate), a first-in-class hormone-free, on-demand prescription contraceptive vaginal gel that women control. The Company intends to leverage its manufacturing contacts to reduce pharmaceutical product cost of goods for PHEXXI.

●	Announced a strategic transaction to drive revenue generation in support of our ongoing therapeutic pipeline development. The initial transaction provides the right to buy the target asset which may provide consistent revenue to the Company while it continues to develop its biotech pipeline drug candidates. The transaction is an assignment and conditional assumption agreement with a seasoned real estate investment group pursuant to which the Company has gained the rights to purchase a 436 unit, multifamily residential property in Houston, Texas.

●	Closed on a private placement transaction in April 2025 and May 2025 for aggregate gross proceeds of approximately $2.6 million related to the issuance of Series D convertible preferred stock.

●	Regained Nasdaq compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) for continued listing. The Company will be subject to a mandatory panel monitor until March 20, 2026.

●	Continued expansion of our patent estate for istaroxime with the granting of a notice of allowance in acute heart failure by the United States Patent and Trademark Office as well as a patent filing in India. For the preclinical oncology aPKCi inhibitor, a patent was issued for Japan.

Select First Quarter 2025 Financial Results

For the first quarter ended March 31, 2025, the Company reported an operating loss of $4.1 million compared to an operating loss of $4.4 million in the first quarter of 2024.

Research and development expenses were $2.3 million for the first quarter of 2025, compared to $2.3 million for the first quarter of 2024. Research and development expenses primarily relate to the continued development of istaroxime for the treatment of early cardiogenic shock, including costs related to the SEISMiC C trial during the first quarter of 2025 and costs related to the SEISMiC Extension trial during the first quarter of 2024.

General and administrative expenses for the first quarter of 2025 were $1.8 million, compared to $2.1 million for the first quarter of 2024. The $0.3 million decrease in general and administrative expenses is due to a decrease of $0.2 million in professional fees, primarily related to reduced legal fees and a decrease of $0.1 million in non-cash stock-based compensation expense.

The Company reported a net loss attributable to common stockholders of $5.0 million ($4.63 per basic share) on 1,088,564 weighted-average common shares outstanding for the quarter ended March 31, 2025, compared to net income of $10.2 million ($1,099.37 per basic share) on 9,295 weighted average common shares outstanding for the comparable period in 2024.

As of March 31, 2025, the Company reported cash and cash equivalents of $1.2 million and current liabilities of $6.5 million. We believe that we have sufficient resources available to fund our business operations through May 2025.

Readers are referred to, and encouraged to read in its entirety, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, which was filed with the Securities and Exchange Commission on May 15, 2025, and includes detailed discussions about the Company’s business plans and operations, financial condition, and results of operations.

About Windtree Therapeutics, Inc.

Windtree Therapeutics, Inc. is a biotechnology company focused on becoming a revenue-generating company and advancing early and late-stage innovative therapies for critical conditions and diseases. Windtree’s portfolio of product candidates includes istaroxime, a Phase 2 candidate with SERCA2a activating properties for acute heart failure and associated cardiogenic shock, preclinical SERCA2a activators for heart failure and preclinical precision aPKCi inhibitors that are being developed for potential in rare and broad oncology applications. Windtree also has a licensing business model with partnership out-licenses currently in place.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The Company may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are based on information available to the Company as of the date of this press release and are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company’s current expectations. Examples of such risks and uncertainties include, among other things: the Company’s ability to secure significant additional capital as and when needed; the Company’s ability to achieve the intended benefits of the aPKCi asset acquisition with Varian Biopharmaceuticals, Inc.; the Company's risks and uncertainties associated with the success and advancement of the clinical development programs for istaroxime and the Company’s other product candidates, including preclinical oncology candidates; the Company’s ability to access the debt or equity markets; the Company’s ability to manage costs and execute on its operational and budget plans; the results, cost and timing of the Company’s clinical development programs, including any delays to such clinical trials relating to enrollment or site initiation; risks related to technology transfers to contract manufacturers and manufacturing development activities; delays encountered by the Company, contract manufacturers or suppliers in manufacturing drug products, drug substances, and other materials on a timely basis and in sufficient amounts; risks relating to rigorous regulatory requirements, including that: (i) the U.S. Food and Drug Administration or other regulatory authorities may not agree with the Company on matters raised during regulatory reviews, may require significant additional activities, or may not accept or may withhold or delay consideration of applications, or may not approve or may limit approval of the Company’s product candidates, and (ii) changes in the national or international political and regulatory environment may make it more difficult to gain regulatory approvals and risks related to the Company’s efforts to maintain and protect the patents and licenses related to its product candidates; risks that the Company may never realize the value of its intangible assets and have to incur future impairment charges; risks related to the size and growth potential of the markets for the Company’s product candidates, and the Company’s ability to service those markets; the Company’s ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; the rate and degree of market acceptance of the Company’s product candidates, if approved; the Company's ability to maintain compliance with the continued listing requirements of Nasdaq; the impacts of political unrest, including as a result of geopolitical tension, including the conflict between Russia and Ukraine, the People’s Republic of China and the Republic of China (Taiwan), and the evolving events in Israel and Gaza, and any sanctions, export controls or other restrictive actions that may be imposed by the United States and/or other countries which could have an adverse impact on the Company’s operations, including through disruption in supply chain or access to potential international clinical trial sites, and through disruption, instability and volatility in the global markets, which could have an adverse impact on the Company’s ability to access the capital markets. These and other risks are described in the Company’s periodic reports, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, filed with the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that the Company makes in this press release speak only as of the date of this press release. The Company assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact Information:

Eric Curtis

ecurtis@windtreetx.com

WINDTREE THERAPEUTICS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,173	$1,779
Prepaid expenses and other current assets	421	795
Total current assets	1,594	2,574

Property and equipment, net	94	111
Restricted cash	9	9
Operating lease right-of-use assets	939	1,051
Intangible assets	24,130	24,130
Total assets	$26,766	$27,875

LIABILITIES, MEZZANINE EQUITY & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,110	$1,879
Accrued expenses	1,785	1,706
Operating lease liabilities - current portion	519	508
ELOC commitment note payable	-	328
Derivative liability - ELOC commitment note	-	299
Senior secured notes payable	374	-
Common stock warrant liability	162	305
Loans payable	167	333
Other current liabilities	359	359
Total current liabilities	6,476	5,717

Operating lease liabilities - non-current portion	519	653
Other liabilities	3,800	3,800
Deferred tax liabilities	4,643	4,528
Total liabilities	15,438	14,698

Mezzanine equity:
Series C redeemable preferred stock, $0.001 par value; 18,820 shares authorized; 2,833 and 11,757 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	1,038	3,181
Series B redeemable preferred stock, $0.001 par value; 5,500 shares authorized; 0 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	-	-
Total mezzanine equity	1,038	3,181

Stockholders’ equity:
Preferred stock, $0.001 par value; 4,975,680 shares authorized; 0 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	-	-
Common stock, $0.001 par value; 120,000,000 shares authorized; 3,555,954 and 256,397 shares issued and 3,555,953 and 256,396 shares outstanding at March 31, 2025 and December 31, 2024, respectively	4	-
Additional paid-in capital	863,995	859,660
Accumulated deficit	(850,655)	(846,610)
Treasury stock (at cost); 1 share	(3,054)	(3,054)
Total stockholders’ equity	10,290	9,996
Total liabilities, mezzanine equity & stockholders’ equity	$26,766	$27,875

WINDTREE THERAPEUTICS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2025	2024

Expenses:
Research and development	$2,270	$2,253
General and administrative	1,820	2,152
Total operating expenses	4,090	4,405
Operating loss	(4,090)	(4,405)

Other income (expense):
(Loss) gain on debt extinguishment, net	(22)	14,520
Change in fair value of common stock warrant liability	134	-
Interest income	7	30
Interest expense	(20)	(13)
Other (expense) income, net	(54)	201
Total other income, net	45	14,738

(Loss) income before income taxes	(4,045)	10,333
Income tax expense	-	(114)
Net (loss) income	$(4,045)	$10,219
Dividends on Series C preferred stock	(998)	-
Net (loss) income attributable to common stockholders	$(5,043)	$10,219

Net (loss) income per share attributable to common stockholders
Basic and diluted	$(4.63)	$1,099.37

Weighted average number of common shares outstanding
Basic and diluted	1,088,564	9,295